   As filed with the Securities and Exchange Commission on December 20, 2000
                                                      Registration No. 333-51548

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            Tyco International Ltd.
             (Exact name of registrant as specified in its charter)

          Bermuda                            7382                     Not applicable
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)   Classification Code Number)     Identification Number)

                                --------------

                        The Zurich Centre, Second Floor
                               90 Pitts Bay Road
                            Pembroke HM 08, Bermuda
                                (441) 292-8674*
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                 Mark H. Swartz
                        c/o Tyco International (US) Inc.
                                 One Tyco Park
                          Exeter, New Hampshire 03833
                                 (603) 778-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

* Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                                   Copies to:

            Meredith Cross, Esq.                            Fati Sadeghi, Esq.
         Wilmer, Cutler & Pickering                      Senior Corporate Counsel
              2445 M Street, NW                        Tyco International (US) Inc.
           Washington, D.C. 20037                              One Tyco Park
               (202) 663-6000                           Exeter, New Hampshire 03833
                                                              (603) 778-9700

                                --------------

   Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] File No. 333-51548
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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--------------------------------------------------------------------------------

                                    PART II

ITEM 16. EXHIBITS.

 Exhibit
 Number  Description
 ------- -----------
 3.1     Memorandum of Association (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1992)

 3.2 Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-
         K filed July 10, 1997)

 3.3 Bye-laws of Tyco (incorporated by reference to Exhibit 3.3 to the Registrant's Form S-3 dated April 23, 1998 (File No. 333-50855) and to
         Exhibit 3.5 to the Registrant's Current Report on Form 8-K filed
         September 14, 1999)

 4.1     Indenture between Tyco International Ltd. and State Street Bank and
         Trust Company, dated as of November 17, 2000*

         Form of Liquid Yield Option (TM) Note due 2020 (Zero Coupon--Senior)
  4.2    (included in Exhibit 4.1)*

  4.3 Registration Rights Agreement dated as of November 17, 2000, by and between Tyco International Ltd. and Merrill Lynch & Co., Merrill
         Lynch, Pierce, Fenner & Smith Incorporated (corrected from the
         Registration Rights Agreement filed as Exhibit 4.3 to this
         Registration Statement)

  5.1    Opinion of Appleby Spurling & Kempe*

  5.2    Opinion of Wilmer, Cutler & Pickering*

         Opinion of Wilmer, Cutler & Pickering as to certain U.S. federal
  8.1    income tax matters*

 12.1    Computation of Ratio of Earnings to Fixed Charges*

 23.1    Consent of PricewaterhouseCoopers*

 23.2    Consent of Deloitte & Touche LLP*

 23.3    Consent of Arthur Andersen LLP*

 23.4    Consent of Appleby Spurling & Kempe (included in Exhibit 5.1)*

 23.5    Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.2)*

 23.6    Consent of Wilmer, Cutler & Pickering (included in Exhibit 8.1)*

 24.1    Power of Attorney*

         Form of T-1 Statement of Eligibility of the Trustee under the
 25.1    Indenture*


--------
*Previously filed

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 20th day of December, 2000.

                                          Tyco International Ltd.

                                                     /s/ Mark H. Swartz
                                          By: _________________________________
                                                       Mark H. Swartz
                                                Executive Vice President and
                                                  Chief Financial Officer
                                                  (Principal Financial and
                                                    Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on December 20, 2000 in the capacities indicated below.

              Signature                          Title
              ---------                          -----

                  *                    Chairman of the Board,
______________________________________  President, Chief
         L. Dennis Kozlowski            Executive Officer and
                                        Director (Principal
                                        Executive Officer)

                  *                             Director
______________________________________
          Lord Ashcroft KCMG

                  *                             Director
______________________________________
           Joshua M. Berman

                  *                             Director
______________________________________
          Richard S. Bodman

                  *                             Director
______________________________________
             John F. Fort

                  *                             Director
______________________________________
           Stephen W. Foss

                  *                             Director
______________________________________
          Philip M. Hampton

              Signature                          Title
              ---------                          -----

                  *                             Director
______________________________________
            Wendy E. Lane

                  *                             Director
______________________________________
         James S. Pasman, Jr.

                  *                             Director
______________________________________
           W. Peter Slusser

          /s/ Mark H. Swartz           Executive Vice President
______________________________________  and Chief Financial
            Mark H. Swartz              Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                             Director
______________________________________
         Frank E. Walsh, Jr.

                  /s/ Mark H. Swartz
      * By: ___________________________
                    Mark H. Swartz
                   Attorney-In-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
  3.1    Memorandum of Association (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1992)

  3.2 Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-
         K filed July 10, 1997)

  3.3 Bye-laws of Tyco (incorporated by reference to Exhibit 3.3 to the Registrant's Form S-3 dated April 23, 1998 (File No. 333-50855) and to
         Exhibit 3.5 to the Registrant's Current Report on Form 8-K filed
         September 14, 1999)

  4.1    Indenture between Tyco International Ltd. and State Street Bank and
         Trust Company, dated as of November 17, 2000*

  4.2    Form of Liquid Yield Option (TM) Note due 2020 (Zero Coupon--Senior)
         (included in Exhibit 4.1)*

  4.3 Registration Rights Agreement dated as of November 17, 2000, by and between Tyco International Ltd. and Merrill Lynch & Co., Merrill
         Lynch, Pierce, Fenner & Smith Incorporated (corrected from the
         Registration Rights Agreement filed as Exhibit 4.3 to this
         Registration Statement)

  5.1    Opinion of Appleby Spurling & Kempe*

  5.2    Opinion of Wilmer, Cutler & Pickering*

  8.1 Opinion of Wilmer, Cutler & Pickering as to certain U.S. federal income tax matters*

 12.1    Computation of Ratio of Earnings to Fixed Charges*

 23.1    Consent of PricewaterhouseCoopers*

 23.2    Consent of Deloitte & Touche LLP*

 23.3    Consent of Arthur Andersen LLP*

 23.4    Consent of Appleby Spurling & Kempe (included in Exhibit 5.1)*

 23.5    Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.2)*

 23.6    Consent of Wilmer, Cutler & Pickering (included in Exhibit 8.1)*

 24.1    Power of Attorney*

 25.1 Form of T-1 Statement of Eligibility of the Trustee under the Indenture*

--------
* Previously filed